EXHIBIT 21

                    PENN VIRGINIA CORPORATION
                    SUBSIDIARIES OF REGISTRANT

NAME                                PERCENTAGES   STATE
Penn Virginia Coal Company          100%          Virginia
Penn Virginia Equities Corporation  100%          Delaware
Penn Virginia Oil & Gas Corporation 100%          Virginia
Savannah Land Company               100%          Delaware

